Exhibit 99.1

Liberty Global Reports Q4 and FY 2022 Results

Achieved all 2022 guidance targets across our FMC Champions and exceeded our Full Company1 Distributable Cash Flow guidance at Liberty Global2
Full Year revenue growth driven by B2B, mobile and broadband including a strong Q4 commercial performance with broadband and postpaid adds across all of our FMC Champions
Repurchased 14% of shares outstanding in 2022 and reiterating our 10% buyback floor for 2023
Guiding to stable Distributable Cash Flow at Liberty Global in 20233

Denver, Colorado: February 22, 2023
Liberty Global plc today announced its Q4 2022 financial results.
CEO Mike Fries stated, “Our fourth quarter and full year results demonstrate the continued resilience of our business model as we delivered on all guidance metrics, despite challenging macro conditions. There remains ever-increasing demand across our footprint for reliable access to high-quality fixed and mobile connectivity and we continue driving product innovation to ensure superior customer experiences. Financially, while we're not immune from the impacts of high energy and labor costs across our core FMC businesses, we continue to take actions to maintain strong operating margins while further investing in our market-leading fixed and mobile networks. This leaves us well positioned to deliver for shareholders in 2023, underpinned by our 10% minimum buyback commitment and $6 billion of liquidity4, including $3.4 billion of corporate cash(i).

In Q4, we delivered aggregate5 broadband and postpaid mobile growth of 197,000 net new subscribers, supported by a return to broadband additions across all of our FMC markets as well as continuing positive postpaid trends. On the financial front, we reported stable rebased6 revenue growth in the U.K.7, Belgium, and the Netherlands in Q4 while our rebased revenues across the footprint were broadly stable for the full year. Synergy realization and price adjustments helped support 10%(ii) rebased Adjusted EBITDA growth in the U.K. and 5%(ii) in Belgium in the fourth quarter, along with stable to growing rebased Adjusted EBITDA across all FMC markets for the full year.

We made big strides on our fixed network strategies in 2022, including the formation of our new joint venture in the U.K. (nexfibre), our FTTH agreement with Fluvius in Belgium and the strong start to our FTTH overlay in Ireland. Furthermore, at VMO2 we accelerated our U.K. Lightning build in 2022 as planned while kicking off the FTTH upgrade of our existing HFC network. And it's worth noting that we already offer gigabit speeds to over 31 million aggregate5 homes passed by our fixed networks, which is currently the largest fixed 1Gig footprint in Europe, with a clear roadmap to 10 gigabit broadband speeds for all our FMC Champions.

Financially, we delivered on all of the 2022 guidance targets for our FMC Champions and we exceeded our Full Company Distributable Cash Flow guidance, at guided FX rates. Our FY22 as reported Full Company Distributable Cash Flow of $1.6 billion represented a 17% YoY growth despite FX headwinds during the year. We expect our Distributable Cash Flow to remain broadly stable at $1.6 billion(iii) in 2023, supported by shareholder distributions from our joint ventures in the U.K. and the Netherlands and free cash flow from our consolidated operating companies in Switzerland and Belgium.

Our balance sheet remains strong with ~$4.6 billion(i) of total consolidated cash and over $6 billion of total liquidity at year end, providing future optionality. We remain committed to a disciplined capital allocation in our ventures portfolio while driving opportunistic financial investments, such as our recently acquired 5% interest in Vodafone, an undervalued asset with numerous near and mid-term catalysts. Simultaneously, we continue to believe our own shares offer compelling value at current price levels. Supported by our strong cash flow generation, we repurchased 14% of our shares outstanding in 2022, for $1.7 billion, and have retired 50% of our total shares outstanding since 2017. We remain committed to our 10% repurchase floor of shares outstanding in 2023."

(i)Including amounts held under separately managed accounts (SMAs).
(ii)Q4 Adjusted EBITDA for the VMO2 JV and Telenet decreased 7.0% and 9.3%, respectively, on a reported basis. See page 8 for additional detail.
(iii)Quantitative reconciliations to cash flow from operating activities for our Distributable Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period. 2023 Distributable Cash Flow guidance reflects FX rates of EUR/USD 1.07, GBP/USD 1.21 and CHF/USD 1.08.

Q4 Operating Company Highlights

(Consolidated)

Executed on key integration milestones in 2022; Commercial momentum with strong postpaid mobile intake and return to positive broadband net adds in Q4; Achieved 2022 financial guidance

Operating highlights: Sunrise continues to drive strong commercial momentum despite continued headwinds in fixed as a result of the competitive landscape and UPC migration. In Q4, Sunrise achieved 44,000 mobile postpaid net adds, driven by the Sunrise Up and yallo propositions, and 9,200 broadband net adds, demonstrating positive acquisition activity through promotional periods and strong contributions from yallo offerings. Sunrise also delivered key integration milestones in line with the roadmap, achieving nearly 50% of run-rate synergies in 2022 and remains on track to deliver run-rate synergies of approximately CHF 325 million by 2025. Supported by a strong mobile offering together with the powerful fixed line network, FMC penetration remains high at 57% of Sunrise’s broadband base.

Financial highlights: Revenue of $803.6 million in Q4 2022 decreased 2.5% YoY on a reported basis and 2.2% YoY on a rebased basis. The rebased decrease was largely driven by (i) a decrease in fixed subscription revenue due to ARPU pressure on main brand offerings that was only partially offset by strong trading momentum in yallo and (ii) a decrease in low margin business wholesale revenue. Adjusted EBITDA decreased 13.5% on a reported basis and 8.1% on a rebased basis to $257.6 million in Q4 2022, including $7 million of opex costs to capture8. The rebased decline was largely driven by (a)

the impact of fixed ARPU decline, (b) an increase in MySports programming costs due to phasing and distribution model changes and (c) weaker B2B wholesale performance. Adjusted EBITDA less P&E Additions of $77.7 million in Q4 decreased 23.1% YoY on a reported basis and 15.1% on a rebased basis, including $37 million of opex and capex costs to capture and integration-related capital spend.

Telenet (Consolidated)

FY 2022 outlook achieved on all metrics despite inflationary headwinds; Continued FMC customer expansion

Operating highlights: Continued growth in Telenet's FMC customer base in Q4 2022 driven by successful end-of-year campaigns and growth in the mobile customer base of 10,500 postpaid mobile net additions. During 2022, Telenet entered into a binding agreement with Fluvius to develop “the data network of the future” in Flanders, which is expected to close in summer 2023, where both companies will contribute their fixed network assets to incorporate a new infrastructure company “NetCo” that will invest in the evolution of the current HFC network into a FTTH network. Telenet has also recently signed two commercial fixed wholesale agreements with Orange, providing access to each other's HFC and FTTH networks for a 15-year period.

Financial highlights: Revenue of $728.7 million in Q4 2022 decreased 4.5% YoY on a reported basis and increased 1.7% on a rebased basis. The increase in rebased revenue was primarily due to (i) higher mobile and fixed subscription revenue driven by the June 2022 price rise and (ii) an increase in business wholesale revenue. Adjusted EBITDA decreased 9.3% on a reported basis and increased 4.7% on a rebased basis to $318.7 million in Q4. The increase in rebased Adjusted EBITDA reflects the aforementioned revenue performance as well as continued focus on tight cost control, partially offset by an increase in energy costs and the impact of higher inflation on staff-related expenses. Reported and rebased Adjusted EBITDA less P&E Additions decreased 32.5% and 21.0%, respectively, to $136.6 million in Q4.

(Non-consolidated Joint Venture)

VMO2 delivers full year 2022 guidance following strong performance in mobile and synergy development

Operating highlights: Continued customer growth in both fixed and mobile driven by demand for connectivity, resulting in 71,100 postpaid mobile net adds and 22,700 broadband net adds in Q4. Average speed across the broadband base increased 41% YoY to 301 Mbps, approximately 5x higher than the national average. In just over a year since the original launch, VMO2's flagship converged Volt bundles have continued to perform well with 1.3 million customers now taking a Volt bundle. Meanwhile, Project Lightning passed 519,000 new premises in 2022, meeting the stated full year build target. The 2022 premises passed include 24,000 premises that were subsequently transferred to the nexfibre JV formed by Telefónica, Liberty Global and InfraVia in December. VMO2 is the anchor tenant of this joint venture and will provide build services to nexfibre.

Financial highlights (in U.S. GAAP)7: Revenue9 of $3,214.5 million in Q4 2022 decreased 13.1% YoY on a reported basis and 0.7% YoY on a rebased basis, primarily due to the net effect of (i) a decline in B2B fixed revenue, (ii) a decline in consumer fixed revenue due to a change in customer mix and (iii) an increase in mobile revenue driven by higher service revenue as a result of price rises and an increased customer base, with each revenue category as defined and reported by the VMO2 JV. Adjusted EBITDA9 decreased 7.0% YoY on a reported basis and increased 9.7% YoY on a rebased basis to $1,047.0 million, including $41 million of opex costs to capture. The YoY increase in Adjusted EBITDA was supported by the realization of synergies and cost efficiencies, partially offset by increased energy costs. Adjusted EBITDA less P&E Additions9 decreased 0.6% YoY on a reported basis and increased 27.5% YoY on a rebased basis to $315.7 million, including $133 million of opex and capex costs to capture.

2023 Guidance (in IFRS as guided by the VMO2 JV)(iv): Expect to deliver growth in Revenue and mid-single-digit Adjusted EBITDA growth (each as defined and reported by the VMO2 JV), with the first quarter impacted by phasing. Expect opex and capex costs to capture of approximately £150 million and P&E additions of around £2.0 billion. Cash distribution to shareholders is anticipated to be £1.8 to £2.0 billion, including cash from recapitalizations to maintain leverage at the upper-end of the 4-5x range.

For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the Q4 earnings release.

(iv)U.S. GAAP guidance for the VMO2 JV cannot be provided without unreasonable efforts, as the VMO2 JV reports under IFRS and does not have US GAAP forecasts for all components of their IFRS guidance. Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) for VMO2 JV's Adjusted EBITDA guidance cannot be provided without unreasonable efforts as they do not forecast (i) certain non-cash charges including; the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss. The items they do not forecast may vary significantly from period to period.

(Non-consolidated Joint Venture)

2022 Guidance Achieved; Broadband Customer Growth in Q4

Operating highlights: VodafoneZiggo continues to improve its commercial momentum despite continued promotional intensity in the Dutch market. FMC households10 grew 22,800 in Q4, bringing the total to over 1.5 million converged households, and FMC SIMs increased by 31,400 in Q4 to a total of nearly 2.6 million, delivering significant Net Promoter Scores and customer loyalty benefits. VodafoneZiggo delivered 26,200 mobile postpaid additions in Q4 and grew mobile postpaid ARPU. Total broadband RGUs returned to growth, increasing by 6,500 in Q4. Gigabit speeds are now available nationwide across 100% of VodafoneZiggo's fixed network footprint.

Financial highlights: Revenue decreased 11.7% on a reported basis and 1.1% on a rebased basis to $1,047.3 million in Q4. The decrease in rebased revenue was primarily driven by a lower B2C fixed customer base, partially offset by a 6.3% increase in mobile service revenue driven by customer and ARPU growth. Adjusted EBITDA decreased 11.6% on a reported basis and 1.1% on a rebased basis to $487.9 million in Q4. The rebased decrease was primarily driven by inflation-related increases in energy and wage costs. Reported and rebased Adjusted EBITDA less P&E Additions decreased 35.4% and 26.9%, respectively, to $172.3 million in Q4.

Q4 ESG Highlights

Over the past year, our Environmental, Social and Governance (ESG) agenda continued to gain momentum across our business. Our ambition to create impact for our people, customers and communities without creating impact for our planet remained central to our sustainability commitments and initiatives. With a focus on energy efficiency, we are not only working to improve the energy consumption of our networks and products, we aim to improve upon the 92% of electricity we purchase from renewable energy sources. Over the next few years, our goal is to procure 100% of our electricity from sustainable sources. Across our operations, we also continue to transition our fleet to electric vehicles, which include e-scooters and e-bikes, in efforts to reduce our carbon emissions. With e-waste considered to be the fastest-growing waste stream in the world today, we are also focused on product responsibility. This means we are working to eliminate single-use plastic in our packaging, design fully recyclable products and packaging, and improve circularity to create best end-of-life practices. Our Connect box, for example, is made with 100% recycled plastic and can be fully recycled at its end of life. We continue to invest in our communities, and leverage our networks and products to bring access and the skills needed to help accelerate an inclusive digital world. We recently celebrated the 20-year anniversary of Safer Internet Day, promoting the safe and responsible use of online and mobile technologies across 180 countries. Since our partnership began in 2007, we have reached over 3.4 million young people and their educators in the area of digital safety. As we look to the coming year, we expect only to enhance our ESG agenda and impact. We have established our ESG Committee, including four directors of the Liberty Global board, and are currently refining our new sustainability and social impact strategy and goals.

At Liberty Global we are creating a culture where everyone is valued and respected. Where we have a positive impact on each other and our communities. Creating inclusive connections every day so that we all belong. We have evolved the way in which we talk about DE&I, focusing on the outcome and impact on a culture of belonging. We believe this makes our purpose and strategy all encompassing, by removing complex terminology, ensuring we are speaking to everyone so that no one is left behind on our journey. We have worked even closer with our Employee Resource Groups (ERGs), that focus on gender, race and ethnicity, multigenerational, disability, neurodiversity and LGBTQIA+, now with an additional ERG joining our ERG collective - focusing on a positive impact on society. By working closely with our ERGs, we are ensuring that we are actively listening and co-creating. We have worked collaboratively across the LG group to ensure that we are ideating on big topics and sharing best practice in areas where we are leading the way. This year we have seen an increase in participation in our dedicated DE&I survey and significant improvement across questions on our DE&I strategy and culture compared to 2021. We have used this data to inform our strategic priorities for 2023. We will continue to measure against our ambitions of increasing diverse representation and removing any potential for bias from our recruitment practices, with business area specific actions and reporting.

Liberty Global Consolidated Q4 Highlights
•Q4 revenue decreased 4.1% YoY on a reported basis and increased 0.8% on a rebased basis to $1,841.9 million
•Q4 earnings (loss) from continuing operations decreased 833.9% YoY on a reported basis to ($4,684.3 million)
•Q4 Adjusted EBITDA decreased 13.4% YoY on a reported basis and 4.4% on a rebased basis to $597.3 million
•Q4 property & equipment additions were 27.1% of revenue, as compared to 25.3% in Q4 2021
•Balance sheet with over $6 billion of total liquidity
◦Comprised of $1.7 billion of cash, $2.9 billion of investments held under SMAs and $1.5 billion of unused borrowing capacity11
•Fully-swapped borrowing cost of 3.2% on a debt balance of $13.8 billion

Liberty Global	Q4 2022	Q4 2021	YoY Change (reported)	YoY Change (rebased)	YTD 2022	YoY Change (reported)	YoY Change (rebased)

Customers
Organic customer net losses	(6,700)	(5,200)	(28.8%)		(44,500)	(329.4%)

Financial
(in millions, except percentages)
Revenue	$1,841.9	$1,920.8	(4.1%)	0.8%	$7,195.7	(30.2%)	1.7%
Earnings (loss) from continuing operations	$(4,684.3)	$638.3	(833.9%)		$1,105.3	(91.8%)
Adjusted EBITDA	$597.3	$689.9	(13.4%)	(4.4%)	$2,595.4	(34.5%)	(0.9%)
P&E additions	$499.3	$485.7	2.8%		$1,588.9	(26.8%)
Adjusted EBITDA less P&E Additions	$98.0	$204.2	(52.0%)	(44.5%)	$1,006.5	(43.9%)	(12.0%)

Cash provided by operating activities	$883.2	$950.0	(7.0%)		$2,786.7	(17.2%)
Cash provided (used) by investing activities	$(651.2)	$(41.2)	(1,480.6%)		$1,296.6	122.6%
Cash used by financing activities	$(213.4)	$(778.3)	72.6%		$(3,273.4)	(116.4%)

Full Company Adjusted FCF	$439.1	$434.0	1.2%		$1,150.8	(17.2%)
Full Company Distributable Cash Flow	$650.1	$434.0	49.8%		$1,628.7	17.2%

Customer Growth

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021

Organic customer net additions (losses) by market
Switzerland	2,800	(100)	(4,000)	(1,200)
Belgium	(5,900)	(2,700)	(23,500)	(15,800)
U.K.(i)	—	—	—	41,700
Ireland	(2,900)	(1,600)	(10,700)	(3,400)
Slovakia	(700)	(800)	(6,300)	(1,900)
Total	(6,700)	(5,200)	(44,500)	19,400
______________________

(i)The 2021 amount represents organic net additions of the U.K. JV Entities through the June 1, 2021 closing of the U.K. JV Transaction.

Earnings (Loss) from Continuing Operations
Earnings (loss) from continuing operations was ($4,684.3 million) and $638.3 million for the three months ended December 31, 2022 and 2021, respectively, and $1,105.3 million and $13,527.5 million for the year ended December 31, 2022 and 2021, respectively.

Financial Highlights
The following tables present (i) Revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for each of our reportable segments, including the non-consolidated VMO2 JV and VodafoneZiggo JV, for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis. Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA less P&E Additions are non-GAAP measures. For additional information on how these measures are defined and why we believe they are meaningful, see the Glossary.

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
Revenue	2022	2021	Reported %	Rebased %	2022	2021	Reported %	Rebased %
	in millions, except % amounts

Switzerland	$803.6	$824.5	(2.5)	(2.2)	$3,180.9	$3,321.9	(4.2)	—
Belgium	728.7	763.0	(4.5)	1.7	2,807.3	3,065.9	(8.4)	1.5
Ireland	129.3	143.8	(10.1)	0.7	494.7	550.0	(10.1)	1.0
U.K.(i)	—	—	—	—	—	2,736.4	(100.0)	—
Central and Other	183.0	190.0	(3.7)	13.9	722.4	648.7	11.4	13.2
Intersegment eliminations	(2.7)	(0.5)	N.M.	N.M.	(9.6)	(11.6)	N.M.	N.M.
Total	$1,841.9	$1,920.8	(4.1)	0.8	$7,195.7	$10,311.3	(30.2)	1.7

VMO2 JV(ii)(iii)	$3,214.5	$3,700.4	(13.1)	(0.7)	$12,857.2	$8,522.9	50.9	N.M.
VodafoneZiggo JV(iii)	$1,047.3	$1,185.8	(11.7)	(1.1)	$4,284.6	$4,824.2	(11.2)	(0.3)
______________________

N.M. - Not Meaningful

(i)The YTD 2021 amount represents the revenue of the U.K. JV Entities through the June 1, 2021 closing of the U.K. JV Transaction.
(ii)The YTD 2021 amount represents the revenue of the VMO2 JV for the period from June 1, 2021 through December 31, 2021.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's revenue.

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
Adjusted EBITDA	2022	2021	Reported %	Rebased %	2022	2021	Reported %	Rebased %
	in millions, except % amounts

Switzerland	$257.6	$297.8	(13.5)	(8.1)	$1,137.8	$1,208.7	(5.9)	(0.3)
Belgium	318.7	351.3	(9.3)	4.7	1,308.1	1,481.8	(11.7)	0.9
Ireland	45.0	57.9	(22.3)	(12.3)	197.5	218.6	(9.7)	1.5
U.K.(i)	—	—	—	—	—	1,085.3	(100.0)	—
Central and Other	(23.4)	(17.3)	(35.3)	N.M.	(47.0)	(33.1)	(42.0)	N.M.
Intersegment eliminations	(0.6)	0.2	N.M.	N.M.	(1.0)	1.8	N.M.	N.M.
Total	$597.3	$689.9	(13.4)	(4.4)	$2,595.4	$3,963.1	(34.5)	(0.9)

VMO2 JV(ii)(iii)	$1,047.0	$1,125.3	(7.0)	9.7	$4,562.2	$2,716.6	67.9	N.M.
VodafoneZiggo JV(iii)	$487.9	$552.2	(11.6)	(1.1)	$2,018.0	$2,265.6	(10.9)	—
______________________

N.M. - Not Meaningful

(i)The YTD 2021 amount represents the Adjusted EBITDA of the U.K. JV Entities through the June 1, 2021 closing of the U.K. JV Transaction.
(ii)The YTD 2021 amount represents the Adjusted EBITDA of the VMO2 JV for the period from June 1, 2021 through December 31, 2021.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA.

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
Adjusted EBITDA less P&E Additions	December 31,				December 31,
	2022	2021	Reported %	Rebased %	2022	2021	Reported %	Rebased %
	in millions, except % amounts

Switzerland	$77.7	$101.0	(23.1)	(15.1)	$562.1	$598.8	(6.1)	1.0
Belgium	136.6	202.3	(32.5)	(21.0)	692.1	908.3	(23.8)	(12.7)
Ireland	(8.9)	25.4	(135.0)	(136.8)	60.2	124.2	(51.5)	(46.4)
U.K.(i)	—	—	—	—	—	527.9	(100.0)	—
Central and Other	(106.8)	(124.7)	14.4	0.2	(306.9)	(367.4)	16.5	1.0
Intersegment eliminations	(0.6)	0.2	N.M.	N.M.	(1.0)	1.8	N.M.	N.M.
Total	$98.0	$204.2	(52.0)	(44.5)	$1,006.5	$1,793.6	(43.9)	(12.0)

VMO2 JV (ii)(iii)	$315.7	$317.7	(0.6)	27.5	$1,777.2	$1,010.2	75.9	N.M.
VodafoneZiggo JV(iii)	$172.3	$266.7	(35.4)	(26.9)	$1,018.7	$1,275.1	(20.1)	(10.3)
______________________

N.M. - Not Meaningful

(i)The YTD 2021 amount represents the Adjusted EBITDA less P&E Additions of the U.K. JV Entities through the June 1, 2021 closing of the U.K. JV Transaction.
(ii)The YTD 2021 amount represents the Adjusted EBITDA less P&E Additions of the VMO2 JV for the period from June 1, 2021 through December 31, 2021.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA less P&E Additions.

Leverage and Liquidity
•Total principal amount of debt and finance leases: $13.8 billion
•Average debt tenor: Over 6 years, with ~93% not due until 2028 or thereafter12
•Borrowing costs: Blended, fully-swapped cost of debt was 3.2%
•Liquidity: Over $6 billion, including (i) $1.7 billion of cash at December 31, 2022, (ii) $2.9 billion of investments held under SMAs and (iii) $1.5 billion of aggregate unused borrowing capacity under our credit facilities

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations regarding our and our businesses' financial performance, including Revenue and Distributable Cash Flow, as well as the 2023 financial guidance provided by us and our operating companies and joint ventures; expectations of any macroeconomic dynamics that may be beneficial or detrimental to the company; expectations with respect to the integration and synergy plans at the VMO2 JV and at Sunrise, including the timing, costs and anticipated benefits thereof; expectations regarding network and product plans and initiatives; the expected progress of both Project Lightning and the nexfibre joint venture with Telefónica and Infravia in the U.K. as well as the implementation of their operational agreements, the full fiber overlay in the U.K. and Ireland; expected network and 5G investments and future product offerings, including 10 gigabit broadband speeds; the anticipated completion of the NetCo creation between Telenet and Fluvius in Belgium, its anticipated fiber upgrade, and any anticipated benefits to be derived therefrom; our commitments and aspirations with respect to ESG, including our efforts to purchase renewable energy, reduce e-waste, promote digital safety and execute on our DE&I agenda; our share buyback program, including our commitment to repurchase at least 10% of our outstanding shares in 2023; the strength of our and our affiliates' respective balance sheets (including cash and liquidity position); the tenor and cost of our third-party debt and anticipated borrowing capacity; our ventures strategy and anticipated opportunities; anticipated amounts to be received from our subsidiaries and joint ventures and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ and joint ventures' services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of pandemics and epidemics on us and our businesses as well as our customers; the effects of changes in laws or regulations; the effects of the U.K.'s exit from the E.U.; general economic factors; our, our affiliates’ and our joint ventures' ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our, our affiliates’ and our joint ventures' ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our, our affiliates’ and our joint ventures' video services and the costs associated with such programming; our, our affiliates’ and our joint ventures' ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates and joint ventures to access the cash of their respective subsidiaries; the impact of our operating companies', affiliates’ and joint ventures' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our, our affiliates’ and our joint ventures' ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including our most recently filed Form 10-K, Form 10-K/A and Forms 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Share Repurchase Program
As previously announced, our Board of Directors authorized a share repurchase program whereby we have committed to repurchasing 10% of our outstanding shares in 2023. Under the program, Liberty Global may acquire from time to time its Class A ordinary shares, Class C ordinary shares, or any combination of Class A and Class C ordinary shares. The program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions and applicable law. The program may be implemented in conjunction with brokers for the Company and other financial institutions with whom the Company has relationships within certain pre-set parameters, and purchases may continue during closed periods in accordance with applicable restrictions. The program may be suspended or discontinued at any time and will terminate upon repurchasing the authorized limits unless further repurchase authorization is provided for.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 86 million connections* across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise in Switzerland, Virgin Media in Ireland and UPC in Slovakia. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7 billion, while the VMO2 JV and VodafoneZiggo JV generate combined annual revenue of more than $17 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies across content, technology and infrastructure, including strategic stakes in companies like ITV, Televisa Univision, Plume, AtlasEdge and the Formula E racing series.

*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile subscribers of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2022 Liberty Global consolidated results (excluding revenue from Poland) and the combined as reported full year 2022 results for the VodafoneZiggo JV and full year 2022 U.S. GAAP results for the VMO2 JV. For more information, please visit www.libertyglobal.com.

Investor Relations            Corporate Communications
Michael Bishop +44 20 8483 6246        Bill Myers +1 303 220 6686
Amy Ocen +1 303 784 4528        Matt Beake +44 20 8483 6428
Michael Khehra +44 78 9005 0979

Balance Sheets, Statements of Operations and Statements of Cash Flows
The consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-K.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2022, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three months and year ended December 31, 2021 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions of entities acquired during 2021 in our rebased amounts for the three months and year ended December 31, 2021 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are included in our results for the three months and year ended December 31, 2022, (ii) exclude from our rebased amounts the revenue, Adjusted EBITDA and P&E additions of entities disposed of during 2022 and 2021 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are excluded in our results for the three months and year ended December 31, 2022, (iii) include in our rebased results the revenue and costs for the temporary elements of transitional and other services provided to the VMO2 JV, the VodafoneZiggo JV, iliad, Vodafone, Deutsche Telekom, Liberty Latin America and M7 Group, to reflect amounts related to these services equal to those included in our results for the three months and year ended December 31, 2022 and (iv) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2022. We have reflected the revenue, Adjusted EBITDA and P&E additions of these acquired entities in our 2021 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that will occur in the future. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our consolidated statements of operations.

The following table provides adjustments made to the 2021 amounts (i) in aggregate for our consolidated reportable segments and (ii) for the non-consolidated VMO2 JV and VodafoneZiggo JV to derive our rebased growth rates:

	Three months ended December 31, 2021			Year ended December 31, 2021
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Consolidated Liberty Global:
Acquisitions and Dispositions(i)	$59.2	$(8.2)	$(6.8)	$(2,493.4)	$(1,036.8)	$(505.1)
Foreign Currency	(153.4)	(56.9)	(20.7)	(745.9)	(352.8)	(144.1)
Total	$(94.2)	$(65.1)	$(27.5)	$(3,239.3)	$(1,389.6)	$(649.2)

VMO2 JV(ii):
Acquisitions and Dispositions(i)	$11.7	$(27.5)	$(27.5)
Foreign Currency	(476.5)	(143.0)	(42.5)
Total	$(464.8)	$(170.5)	$(70.0)

VodafoneZiggo JV(iii):
Foreign Currency	$(126.4)	$(58.8)	$(31.0)	$(524.6)	$(246.7)	$(139.0)
______________________

(i)In addition to our acquisitions and dispositions, these rebase adjustments include amounts related to agreements to provide transitional and other services to the VMO2 JV, the VodafoneZiggo JV, iliad, Vodafone, Liberty Latin America, Deutsche Telekom and M7 Group. These adjustments result in an equal amount of fees in both the 2022 and 2021 periods for those services that are deemed to be temporary in nature.
(ii)Amounts reflect 100% of the adjustments made related to the VMO2 JV's revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions, which we do not consolidate, as we hold a 50% noncontrolling interest in the VMO2 JV. Amounts for the YTD period are not presented as the VMO2 JV does not have a full year of comparative results.
(iii)Amounts reflect 100% of the adjustments made related to the VodafoneZiggo JV's revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions, which we do not consolidate, as we hold a 50% noncontrolling interest in the VodafoneZiggo JV.

Liquidity
The following table(i) details the U.S. dollar equivalents of our liquidity position at December 31, 2022, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents	SMAs(ii)	Capacity(iii)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$582.3	$2,854.6	$—	$3,436.9
Telenet	1,140.0	—	594.4	1,734.4
UPC Holding	3.0	—	764.1	767.1
VM Ireland	0.9	—	107.1	108.0
Total	$1,726.2	$2,854.6	$1,465.6	$6,046.4
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Represents investments held under SMAs which are maintained by investment managers acting as agents on our behalf.
(iii)Our aggregate unused borrowing capacity of $1.5 billion represents maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing.

Summary of Debt & Finance Lease Obligations
The following table(i) details the December 31, 2022 U.S. dollar equivalents of the (i) outstanding principal amount of our debt and finance lease obligations, (ii) expected principal related derivative cash payments or receipts and (iii) swapped principal amount of our debt and finance lease obligations:

		Finance	Debt & Finance	Principal Related	Swapped Debt
		Lease	Lease	Derivative	& Finance Lease
	Debt(ii)	Obligations	Obligations	Cash Payments	Obligations
	in millions

UPC Holding	$6,338.1	$19.0	$6,357.1	$287.3	$6,644.4
Telenet	6,018.6	382.8	6,401.4	(162.8)	6,238.6
VM Ireland	963.9	—	963.9	—	963.9
Other	49.6	34.3	83.9	—	83.9
Total	$13,370.2	$436.1	$13,806.3	$124.5	$13,930.8
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Debt amounts for UPC Holding include notes issued by special purpose entities that are consolidated by UPC Holding.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of property and equipment additions of our continuing operations for the indicated periods and reconciles those additions to the capital expenditures of our continuing operations that are presented in the consolidated statements of cash flows in our 10-K.

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
	in millions, except % amounts

Customer premises equipment	$62.2	$52.2	$262.0	$372.5
New build & upgrade	46.1	43.2	128.5	312.7
Capacity	95.2	62.7	242.2	255.6
Baseline	152.7	179.0	486.3	648.9
Product & enablers	143.1	148.6	469.9	579.8
Total P&E additions	499.3	485.7	1,588.9	2,169.5
Reconciliation of P&E additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(39.9)	(61.5)	(182.8)	(661.1)
Assets acquired under finance leases	(8.4)	(14.8)	(34.2)	(42.6)
Changes in current liabilities related to capital expenditures	(77.1)	(115.8)	(68.7)	(57.8)
Total capital expenditures, net(ii)	$373.9	$293.6	$1,303.2	$1,408.0

P&E additions as % of revenue	27.1%	25.3%	22.1%	21.0%
______________________

(i)Amounts exclude related VAT of $4.2 million and $8.8 million for the three months ended December 31, 2022 and 2021, respectively, and $21.2 million and $84.7 million for the year ended December 31, 2022 and 2021, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

ARPU per Fixed Customer Relationship
The following table provides ARPU per fixed customer relationship and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Fixed Customer Relationship
	Three months ended December 31,		Increase/(decrease)
	2022	2021	Reported %	Rebased %

Liberty Global	$61.96	$67.75	(8.5%)	(0.4%)
Ireland	€62.20	€61.47	1.2%	1.2%
Belgium (Telenet)	€60.22	€59.18	1.8%	1.8%
UPC Holding	€60.84	€58.74	3.6%	(3.1%)

Mobile ARPU
The following tables provide ARPU per mobile subscriber and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended December 31,		Decrease
	2022	2021	Reported %	Rebased %

Liberty Global:
Including interconnect revenue	$25.25	$28.12	(10.2%)	(1.8%)
Excluding interconnect revenue	$23.02	$24.69	(6.8%)	(0.4%)

	Operating Data — December 31, 2022
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(i)	Video Subscribers (ii)	Telephony Subscribers(iii)	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(iv)

Consolidated Liberty Global:
Belgium	3,436,700	2,008,800	1,730,700	1,694,700	1,012,400	4,437,800	2,669,300	2,940,300
Switzerland(v)	2,513,800	1,470,900	1,183,400	1,216,500	1,003,300	3,403,200	2,326,200	2,766,200
Ireland	965,000	421,100	382,600	260,700	252,200	895,500	143,800	143,800
Slovakia	637,900	182,400	146,400	164,900	89,400	400,700	—	—
Total Liberty Global	7,553,400	4,083,200	3,443,100	3,336,800	2,357,300	9,137,200	5,139,300	5,850,300

VMO2 JV	16,144,600	5,795,500	5,653,800			13,043,500	16,087,600	33,831,400
VodafoneZiggo JV(vi)	7,373,300	3,676,200	3,307,000	3,664,700	1,786,600	8,758,300	5,156,900	5,527,600

	Subscriber Variance Table — December 31, 2022 vs. September 30, 2022
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(ii)	Video Subscribers(i)	Telephony Subscribers(iii)	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(iv)

Organic Change Summary

Consolidated Liberty Global:
Belgium	9,700	(5,900)	1,700	(18,500)	(21,500)	(38,300)	10,500	(700)
Switzerland(v)	12,400	2,800	9,200	(6,800)	(8,500)	(6,100)	44,000	14,400
Ireland	3,100	(2,900)	(1,600)	(8,900)	(6,200)	(16,700)	6,400	6,400
Slovakia	1,200	(700)	100	(500)	—	(400)	—	—
Total Liberty Global	26,400	(6,700)	9,400	(34,700)	(36,200)	(61,500)	60,900	20,100

VMO2 JV	164,500	15,500	22,700			(1,800)	71,100	323,500
VodafoneZiggo JV(vi)	12,000	(5,300)	6,500	(5,700)	(75,600)	(74,800)	26,200	16,300

Q4 2022 Joint Ventures Adjustments:
VMO2 JV	—	—	—	—	—	—	8,100	—
Total adjustments	—	—	—	—	—	—	8,100	—

Footnotes for Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include approximately 45,100 subscribers who have requested and received this service.
(ii)We have approximately 30,100 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include approximately 188,500 subscribers who have requested and received this service.
(iv)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of December 31, 2022, our mobile subscriber count included approximately 440,000, 271,000 7,968,300 and 370,700 prepaid mobile subscribers in Switzerland, Belgium, the VMO2 JV and the VodafoneZiggo JV, respectively. Prepaid mobile customers are excluded from the VMO2 JV's and the VodafoneZiggo JV's mobile subscriber counts after a period of inactivity of three months and nine months, respectively. The mobile subscriber count for the VMO2 JV includes IoT connections, which are Machine-to-Machine contract mobile connections, including Smart Metering contract connections. The mobile subscriber count presented above for the VMO2 JV excludes wholesale mobile connections of approximately 10,818,600 that are included in the total mobile subscriber count as defined and presented by the VMO2 JV.
(v)Pursuant to service agreements, Switzerland offers broadband internet, video and telephony services over networks owned by third-party operators (“partner networks”), and following the acquisition of Sunrise, also services homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities. Under these agreements, RGUs are only recognized if there is a direct billing relationship with the customer. Homes passed or serviceable through the above service agreements are not included in Switzerland's homes passed count as we do not own these networks. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to the national footprint.
(vi)Fixed subscriber counts for the VodafoneZiggo JV include B2B subscribers.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide broadband internet, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Belgium, Telenet leases a portion of its network under a long-term finance lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes
1The term "Full Company" includes certain amounts that were classified as discontinued operations prior to disposal. We also present Full Company Adjusted Free Cash Flow and Full Company Distributable Cash Flow, consistent with the basis for our full year 2022 Distributable Cash Flow guidance.
2Full year guidance achieved for Liberty Global consolidated subsidiaries and the non-consolidated VMO2 JV and VodafoneZiggo JV. We achieved our full year Full Company Distributable Cash Flow guidance of $1.7 billion based on guided FX rates of EUR/USD 1.14, GBP/USD 1.35 and CHF/USD 1.06. Distributable Cash Flow is a non-GAAP measure, see the Glossary for definitions.
32023 Distributable Cash Flow guidance reflects FX rates of EUR/USD 1.07, GBP/USD 1.21, CHF/USD 1.08.
4Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations or other conditions precedent to borrowing.
5Represents aggregate consolidated and 50% owned non-consolidated VMO2 JV and VodafoneZiggo JV homes passed, broadband subscribers and postpaid mobile subscribers, as applicable. Aggregate subscribers also Includes certain B2B fixed subscribers of the VodafoneZiggo JV.
6The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. Please see Rebase Information for information on rebased growth.
7This release includes the actual U.S. GAAP results for the VMO2 JV for the three months and year ended December 31, 2022 and 2021. The commentary and QTD YoY growth rates presented in this release are shown on a rebased basis. For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the VMO2 JV's Q4 earnings release.
8Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.

9The U.S. GAAP YoY growth rates for the VMO2 JV are impacted by recurring U.S. GAAP to IFRS accounting differences related to the VMO2 JV’s investment in CTIL, accounting for leases, certain handset securitization transactions and other miscellaneous adjustments, as reconciled below.

	Three months ended December 31,
	2022	2021
	in millions

Revenue:
U.S. GAAP Revenue	$3,214.5	$3,700.4
Transaction adjustments(i)	3.9	11.7
U.S. GAAP Transaction adjusted revenue	3,218.4	3,712.1
IFRS/U.S. GAAP adjustments(ii)	—	(41.0)
IFRS transaction adjusted revenue	$3,218.4	$3,671.1

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	$1,047.0	$1,125.3
Transaction adjustments(i)	0.1	(27.5)
U.S. GAAP Transaction adjusted Adj EBITDA	1,047.1	1,097.8
IFRS/U.S. GAAP adjustments(ii)	102.4	97.9
IFRS transaction adjusted Adj EBITDA (including costs to capture)	$1,149.5	$1,195.7

Property & equipment additions:
U.S. GAAP P&E additions	$731.3	$807.6
IFRS/U.S. GAAP adjustments(iii)	40.3	71.5
IFRS P&E additions (including costs to capture)	$771.6	$879.1

Adjusted EBITDA less P&E additions:
U.S. GAAP Adjusted EBITDA	$1,047.0	$1,125.3
U.S. GAAP P&E additions	(731.3)	(807.6)
U.S. GAAP Adjusted EBITDA less P&E additions	315.7	317.7
Transaction adjustments(i)	0.1	(27.5)
IFRS/U.S. GAAP adjustments(ii)(iii)	62.1	26.4
IFRS transaction adjusted Adj EBITDA less P&E additions (including costs to capture)	$377.9	$316.6
______________________

(i)In connection with the formation of the VMO2 JV, the opening balance sheet of the combined business was reported at its estimated fair value. As such, certain amounts were adjusted to reflect the new basis of accounting. These transaction adjustments therefore reverse the effect of (i) the write-off of deferred commissions and install costs and (ii) the deferred revenue write-off.
(ii)Revenue IFRS/U.S. GAAP differences relate to certain handset securitization transactions. Adjusted EBITDA IFRS/U.S. GAAP differences primarily relate to (i) the VMO2 JV's investment in CTIL, (ii) lease accounting and (iii) certain handset securitization transactions.
(iii)Property & equipment additions IFRS/U.S. GAAP differences primarily relate to (i) the VMO2 JV's investment in CTIL and (ii) lease accounting.
10Converged households or converged SIMs represent customers in either our Consumer or SOHO segment that subscribe to both a fixed-line digital TV and an internet service and Vodafone and/or hollandsnieuwe postpaid mobile telephony service.
11Our aggregate unused borrowing capacity of $1.5 billion represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant December 31, 2022 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that (i) the full €713.4 million ($764.1 million) of borrowing capacity will be available under the UPC Holding Bank Facility, with €351.5 million ($376.5 million) available to upstream, (ii) the full €555.0 million ($594.4 million) of borrowing capacity will be available under the Telenet Credit Facility and (iii) the full €100.0 million ($107.1 million) of borrowing capacity will be available under the VM Ireland Credit Facility, with €60.0 million ($64.3 million) available to upstream. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to December 31, 2022.
12For purposes of calculating our average tenor, total third-party debt excludes vendor financing, certain debt obligations that we assumed in connection with various acquisitions, and liabilities related to Telenet's acquisition of mobile spectrum licenses. The percentage of debt not due until 2028 or thereafter includes all of these amounts.

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair values of certain investments, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our consolidated statements of operations.

•P&E Additions: Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions. A reconciliation of earnings (loss) from continuing operations to Adjusted EBITDA and Adjusted EBITDA less P&E Additions is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
	in millions

Earnings (loss) from continuing operations	$(4,684.3)	$638.3	$1,105.3	$13,527.5
Income tax expense	109.3	29.1	318.9	473.3
Other income, net	(74.2)	(19.3)	(134.4)	(44.9)
Gain on AtlasEdge JV Transactions	—	(13.8)	—	(227.5)
Gain on U.K. JV Transaction	—	(83.1)	—	(10,873.8)
Gain on Telenet Tower Sale	(0.1)	—	(700.5)	—
Share of results of affiliates, net	2,080.4	139.8	1,267.8	175.4
Losses (gains) on debt extinguishment, net	—	—	(2.8)	90.6
Realized and unrealized losses (gains) due to changes in fair values of certain investments, net	94.4	(361.7)	302.1	(735.0)
Foreign currency transaction losses (gains), net	1,779.2	(466.9)	(1,407.2)	(1,324.5)
Realized and unrealized losses (gains) on derivative instruments, net	477.4	84.5	(1,191.7)	(622.9)
Interest expense	172.5	134.0	589.3	882.1
Operating income (loss)	(45.4)	80.9	146.8	1,320.3
Impairment, restructuring and other operating items, net	11.0	(87.4)	85.1	(19.0)
Depreciation and amortization	583.0	608.9	2,171.4	2,353.7
Share-based compensation expense	48.7	87.5	192.1	308.1
Adjusted EBITDA	597.3	689.9	2,595.4	3,963.1
Property and equipment additions	(499.3)	(485.7)	(1,588.9)	(2,169.5)
Adjusted EBITDA less P&E Additions	$98.0	$204.2	$1,006.5	$1,793.6

Adjusted EBITDA after leases (Adjusted EBITDAaL): We define Adjusted EBITDAaL as Adjusted EBITDA as further adjusted to include finance lease related depreciation and interest expense. Our internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of our recurring operating performance that includes recurring lease expenses necessary to operate our business. We believe Adjusted EBITDAaL, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDAaL should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our consolidated statements of operations.

Adjusted Free Cash Flow (Adjusted FCF) & Distributable Cash Flow:

•Adjusted FCF: We define Adjusted FCF as net cash provided by the operating activities of our continuing operations, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our consolidated statements of cash flows with each item excluding any cash provided or used by our discontinued operations. Net cash provided by operating activities includes cash paid for third-party costs directly associated with successful and unsuccessful acquisition and dispositions of $4.2 million and $25.9 million during the three months ended December 31, 2022 and 2021, respectively, and $36.2 million and $80.5 million during the year ended December 31, 2022 and 2021, respectively.

•Distributable Cash Flow: We define Distributable Cash Flow as Adjusted FCF plus any dividends received from our equity affiliates that are funded by activities outside of their normal course of operations, including, for example, those funded by recapitalizations (referred to as “Other Affiliate Dividends”).

We believe our presentation of Adjusted FCF and Distributable Cash Flow, each of which is a non-GAAP measure, provides useful information to our investors because these measures can be used to gauge our ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF and Distributable Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted FCF and Distributable Cash Flow as supplements to, and not substitutes for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows. Further, our Adjusted FCF and Distributable Cash Flow may differ from how other companies define and apply their definition of Adjusted FCF or other similar measures. Consistent with the basis for our full year 2022 Distributable Cash Flow guidance, the following table provides a reconciliation of our Full Company net cash provided by operating activities to Full Company Adjusted FCF and Full Company Distributable Cash Flow for the indicated periods.

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
	in millions

Net cash provided by operating activities	$883.2	$991.3	$2,837.8	$3,549.0
Operating-related vendor financing additions(i)	125.6	129.0	529.2	1,799.6
Cash capital expenditures, net	(373.9)	(306.8)	(1,319.0)	(1,459.8)
Principal payments on operating-related vendor financing	(90.2)	(132.1)	(619.4)	(1,424.0)
Principal payments on capital-related vendor financing	(90.1)	(230.4)	(215.6)	(998.8)
Principal payments on finance leases	(15.5)	(17.0)	(62.2)	(76.6)
Full Company Adjusted FCF	439.1	434.0	1,150.8	1,389.4
Other affiliate dividends	211.0	—	477.9	—
Full Company Distributable Cash Flow	$650.1	$434.0	$1,628.7	$1,389.4
_______________

(i)For purposes of our consolidated statements of cash flows, operating-related vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we (i) add in the constructive financing cash inflow when the intermediary settles the liability with the vendor as our actual net cash available at that time is not affected and (ii) subsequently deduct the related financing cash outflow when we actually pay the financing intermediary, reflecting the actual reduction to our cash available to service debt or fund new investment opportunities.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Debt and Net Debt Ratios: Our debt and net debt ratios, which are non-GAAP metrics, are defined as total debt and net debt, respectively, divided by reported net earnings for the last twelve months (reported LTM net earnings) and Adjusted EBITDA for the last twelve months (LTM Adjusted EBITDA). Net debt is defined as total debt less cash and cash equivalents and investments held under SMAs. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements. The following table details the calculation of our debt and net debt to reported LTM net earnings and LTM Adjusted EBITDA ratios as of and for the twelve months ended December 31, 2022 (in millions, except ratios):

Reconciliation of reported LTM net earnings to LTM Adjusted EBITDA:
Reported LTM net earnings	$1,105.3
Income tax expense	318.9
Other income, net	(134.4)
Gain on Telenet Tower Sale	(700.5)
Share of results of affiliates, net	1,267.8
Gain on debt extinguishment, net	(2.8)
Realized and unrealized loss due to changes in fair values of certain investments, net	302.1
Foreign currency transaction gain, net	(1,407.2)
Realized and unrealized gain on derivative instruments, net	(1,191.7)
Interest expense	589.3
Operating income	146.8
Impairment, restructuring and other operating items, net	85.1
Depreciation and amortization	2,171.4
Share-based compensation expense	192.1
LTM Adjusted EBITDA	$2,595.4

Debt to reported LTM net earnings and LTM Adjusted EBITDA:
Debt and finance lease obligations before deferred financing costs, discounts and premiums	$13,806.3
Principal related projected derivative cash receipts	124.5
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$13,930.8

Reported LTM net earnings	$1,105.3
Debt to reported LTM net earnings ratio	12.6

LTM Adjusted EBITDA	$2,595.4
Debt to LTM Adjusted EBITDA ratio	5.4

Net Debt to reported LTM net earnings and LTM Adjusted EBITDA:
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$13,930.8
Cash and cash equivalents and investments held under separately managed accounts	(4,580.8)
Adjusted net debt and finance lease obligations before deferred financing costs, discounts and premiums	$9,350.0

Reported LTM net earnings	$1,105.3
Net debt to reported LTM net earnings ratio	8.5

LTM Adjusted EBITDA	$2,595.4
Net debt to LTM Adjusted EBITDA ratio	3.6

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning Premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to the VMO2 JV's networks in the U.K. and Ireland as a part of the Project Lightning network extension program. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately an Internet Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband internet service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Internet, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.

Appendix - Supplemental Adjusted EBITDAaL Information

The following table presents (i) Adjusted EBITDA, (ii) finance lease-related depreciation and interest expense adjustments, (iii) Adjusted EBITDAaL and (iv) the percentage change from period to period for Adjusted EBITDA and Adjusted EBITDAaL on both a reported and rebased basis for each of our reportable segments.

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
	2022	2021	Reported %	Rebased %	2022	2021	Reported %	Rebased %
	in millions, except % amounts

Adjusted EBITDA:
Switzerland	$257.6	$297.8	(13.5)	(8.1)	$1,137.8	$1,208.7	(5.9)	(0.3)
Belgium	318.7	351.3	(9.3)	4.7	1,308.1	1,481.8	(11.7)	0.9
Ireland	45.0	57.9	(22.3)	(12.3)	197.5	218.6	(9.7)	1.5
U.K.(i)	—	—	—	—	—	1,085.3	(100.0)	—
Central and Other	(23.4)	(17.3)	(35.3)	N.M.	(47.0)	(33.1)	(42.0)	N.M.
Intersegment eliminations	(0.6)	0.2	N.M.	N.M.	(1.0)	1.8	N.M.	N.M.
Total Adjusted EBITDA	$597.3	$689.9	(13.4)	(4.4)	$2,595.4	$3,963.1	(34.5)	(0.9)

VMO2 JV(ii)(iii)	$1,047.0	$1,125.3	(7.0)	9.7	$4,562.2	$2,716.6	67.9	N.M.
VodafoneZiggo JV(iii)	$487.9	$552.2	(11.6)	(1.1)	$2,018.0	$2,265.6	(10.9)	—

Finance lease adjustments:
Switzerland	$(2.9)	$(0.8)			$(8.3)	$(3.4)
Belgium	(18.1)	(23.0)			(76.5)	(88.9)
U.K.(i)	—	—			—	(4.9)
Central and Other	(2.1)	(2.1)			(8.1)	(8.4)
Total finance lease adjustments	$(23.1)	$(25.9)			$(92.9)	$(105.6)

VMO2 JV(ii)(iii)	$(2.0)	$(2.3)			$(8.8)	$(5.7)
VodafoneZiggo JV(iii)	$(2.8)	$(2.8)			$(9.4)	$(11.7)

Adjusted EBITDAaL:
Switzerland	$254.7	$297.0	(14.2)	(8.9)	$1,129.5	$1,205.3	(6.3)	(0.7)
Belgium	300.6	328.3	(8.4)	5.4	1,231.6	1,392.9	(11.6)	1.0
Ireland	45.0	57.9	(22.3)	(12.3)	197.5	218.6	(9.7)	1.5
U.K.(i)	—	—	—	—	—	1,080.4	(100.0)	—
Central and Other	(25.5)	(19.4)	(31.4)	N.M.	(55.1)	(41.5)	(32.8)	N.M.
Intersegment eliminations	(0.6)	0.2	N.M.	N.M.	(1.0)	1.8	N.M.	N.M.
Total Adjusted EBITDAaL	$574.2	$664.0	(13.5)	(4.7)	$2,502.5	$3,857.5	(35.1)	(1.1)

VMO2 JV(ii)(iii)	$1,045.0	$1,123.0	(6.9)	7.1	$4,553.4	$2,710.9	68.0	N.M.
VodafoneZiggo JV(iii)	$485.1	$549.4	(11.7)	(1.1)	$2,008.6	$2,253.9	(10.9)	—
______________________
N.M. - Not Meaningful

(i)The YTD 2021 amounts represent activity of the U.K. JV Entities through the June 1, 2021 closing of the U.K. JV Transaction.
(ii)The YTD 2021 amounts represent activity of the VMO2 JV for the period from June 1, 2021 through December 31, 2021.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV.